UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 1, 2007

THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plan

Under the Management Incentive Program (“MIP”) of The Talbots, Inc. (the “Company”), based on and subject to achieving Company financial performance goals, cash incentive awards may be made annually to those eligible management employees who are in certain position levels within the Company including executive officers. Under the MIP, the following formula will be applied in determining annual incentive compensation awards under the MIP for fiscal 2007: base annual salary x target participation rate (%) x Company rating x individual rating. The Company rating is based on one or more objective financial performance goals for the Company established by the Compensation Committee of the Board of Directors (the “Committee”). The achievement ratings against such financial performance goal(s) range from a “threshold” level of 0.5 to a “maximum” performance rating of 1.8.

At its meeting on March 1, 2007 the Committee approved the financial performance measure under the MIP for those executive officers who are classified under the plan as total Company (or “shared services”) participants (including the chief executive officer and the chief financial officer). The financial performance measure for those participants is total Company net income for the 2007 fiscal year.

For executive officers who are classified under the plan, based on their particular executive responsibilities, as Talbots brand senior executives (including the executive vice president, chief merchandising officer, Talbots brand and the executive vice president, stores, Talbots brand) or J. Jill brand senior executives (including the president, J. Jill brand), the financial performance measure for the 2007 fiscal year is a combination of total Company net income (25%) and either Talbots brand operating income for Talbots brand senior executives (75%) or J. Jill brand operating income for J. Jill brand senior executives (75%).

These performance measures will remain in effect unless and until revised by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: May 14, 2007	By:	/s/	Richard T. O’Connell, Jr
			Name:	Richard T. O’Connell, Jr
			Title:	Executive Vice President, Legal and Real Estate and Secretary